UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Playa Hotels & Resorts N.V.

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This filing contains a transcript of the earnings conference call conducted by Playa Hotels & Resorts N.V. (“Playa”) on February 26, 2025.

Transcript of Playa Earnings Conference Call on February 26, 2025

Ryan Hymel - Executive Vice President and Chief Financial Officer

Thank you very much, Andrea. Good morning everyone, and welcome to Playa Hotels & Resort’s fourth quarter 2024 earnings Conference Call. Given the potential transaction with Hyatt, today’s call will focus on the fourth quarter 2024 results and will not include a Q&A session. Before we begin, I’d like to remind participants that many of our comments today will be considered forward-looking statements and are subject to numerous risks and uncertainties that may cause the Company’s actual results to differ materially from what has been communicated.

Forward-looking statements made today are effective only as of today and the Company undertakes no obligation to update forward-looking statements. For discussion of some of the factors that could cause our actual results to differ, please review the Risk Factors section of our annual report on Form 10-K, which we filed last night with the Securities and Exchange Commission. We’ve updated our Investor Relations website at investors.playaresorts.com with the Company’s recent releases.

In addition, reconciliations to GAAP of the non-GAAP financial measures we discuss on this call were included in yesterday’s press release. With that, I’ll turn the call over to Bruce.

Bruce D. Wardinski – Chairman and Chief Executive Officer

Great. Thanks, Ryan. Good morning, everyone, and thank you for joining us. As you may have seen, we announced on February 10, 2025 that we have entered into an agreement with Hyatt Hotels Corporation pursuant to which, a wholly owned subsidiary of Hyatt will acquire all outstanding shares of Playa for $13.50 per share in cash. We will not be commenting on the potential transaction aside from what was already disclosed in press releases and regulatory documents, including the SEC filing we made this week in which our Board recommended in favor of the tender offer, other than to reiterate that we believe the transaction is an outstanding result for shareholders that recognizes the value creation efforts of all Playa associates over the years as we changed the all-inclusive landscape.

Turning to the fourth quarter, our results exceeded our expectations, driven by strong demand across all segments & finished with a phenomenal holiday season as demand fully normalized post Hurricane Beryl. Playa’s Owned Resort EBITDA of $67.1 million in the fourth quarter of 2024 included a benefit from business interruption insurance proceeds of around $1.1 million compared to $900 thousand in Q4 2023. Excluding business interruption insurance, the upside compared to the expectations shared on our last earnings call was driven by better than expected close-in demand across the portfolio, and better than expected ADR growth in the Pacific Coast, Yucatan & Dominican Republic, $1.1 million of lower Corporate Expense, and a higher than anticipated foreign currency exchange tailwind of approximately $2 million.

For Q4 2024, we estimate that FX was a 200bps tailwind for our reported Owned Resort EBITDA Margin. Business interruption proceeds received in Q4 2024 favorably impacted Resort Margins by ~50bps, but was a ~10bps NET tailwind on a year-over-year basis as the amount of business interruption proceeds received was only slightly higher in 2024.

Adjusting for all of these factors, underlying Owned Resort EBITDA growth was down approximately 15% in the fourth quarter for the total portfolio and down approximately 17.5% for the legacy portfolio, both improving sequentially as the bulk of the disruption from Hurricane Beryl was for stays in the third quarter of 2024. The fourth quarter was still challenged by the construction disruption in the Pacific Coast, the U.S. State Department travel advisory on our Jamaican segment and the lingering impact of Hurricane Beryl.

At the segment level, our teams in the Yucatan did an excellent job on the cost front despite the challenges presented by Hurricane Beryl. Occupancy declined 70bps year-over-year in the fourth quarter, driving currency neutral margins to decline by ~210bps year-over-year and underlying EBITDA growth of ~-4%. The modest currency neutral EBITDA decline on flat y/y RevPAR reflects our on-going efficiency efforts, which really began gaining traction in the second half of 2023.

In the Pacific, our planned renovation work in this segment continued during the fourth quarter – with the peak of the guest impacting construction work taking place during Q3, the y/y occupancy decline improved sequentially. The renovation work has remained on track, and is expected to be completed in Q1 2025.

Turning to the DR, we completed the sale of the Jewel Punta Cana resort in late December of 2023, and the Jewel Palm Beach resort was closed for a significant portion of Q1 2023 and sold in the third quarter of 2024. The remaining, core resorts in this segment continued to perform well on an underlying basis, with both occupancy and ADR increasing y/y in the fourth quarter and driving ~+9% underlying profit growth, after adjusting for business interruption proceeds in both periods.

Finally, Jamaica’s fourth quarter was largely as expected, with the ~16% RevPAR decline improving compared to the -30% decline in the third quarter, but resulting in a material 50% decline in resort EBITDA. As we outlined on our last earnings call, the segment was starting to regain its footing especially for the fourth quarter but the recovery was significantly disrupted by Hurricane Beryl in late June. Subsequent to the fourth quarter, we recently closed on the sale of the Jewel Paradise Cove resort on February 20, 2025 for a gross consideration of $28.5 million.

Fiscal year 2024 Adjusted EBITDA of $258 million was in line with the forecast shared with you at the beginning of the year but the path was quite choppy! Compared to the guidance to start the year, we received $3.2M of business interruption proceeds, forex was a $9-10 million larger than expected tailwind, construction disruption in the Pacific Coast was ~$10 million worse than expected, Hurricane Beryl had a significant impact on the second half of the year and the travel warning issued for Jamaica had an around $25-30 million impact on the segment. Excluding business interruption and forex, underlying EBITDA grew 3.5% in the Yucatan and 8.4% at our Legacy Dominican Republic resorts. Underlying profits in the Pacific Coast fell by 19.6% and Jamaica experienced a 36.2% decline.

Taking a look at our guest segmentation, during the 4th quarter of 2024, 47.6% of Playa-owned and managed Transient Revenues booked were booked direct, up 30bps year-over-year. While roughly 43.3% of the Playa- OWNED & managed transient room night stays in the quarter came from our Direct channels, which was consistent with Q4 2023. PlayaResorts.com accounted for ~13.1% of our total Playa-owned & managed transient room night bookings, continuing to be a critical factor in our customer sourcing and ADR gains. Our direct sourcing mix has improved by over 20ppts compared to 2018 and has been a critical competitive advantage driving Playa’s success in the post-pandemic era.

Geographically, our South American, European & Canadian guest mix all improved meaningfully year over year as our American sourced guest mix continues to normalize. The recovery of our Canadian guest segmentation vs pre-pandemic remains near 80%, and our American guest mix is roughly back to pre-pandemic levels. Our European & South American guest mix remain the most elevated vs pre-pandemic, at around 175%, while our Asian guest mix was largely unchanged & remains only around 25% recovered.

Finally, on the capital allocation front, we repurchased around $25M worth of Playa’s stock during the fourth quarter, bringing our total repurchases since resuming our program in September 2022 to around $376M, nearly 30% of the shares outstanding at the time. Capital expenditures in 2024 came in lower than anticipated at around $97M, largely due to the timing of payments and slippage into 2025. We finished the year with a cash balance of $189.3 million and total outstanding interest-bearing debt of $1.08B. Separately, we have implemented FX hedges on approximately 75% of our Mexican Peso exposure for 2025 at an exchange rate of ~ 19.5 compared to our average incurred exchange rate of ~18.3 in 2024, which should result in a favorable year over year FX benefit.

Once again, I would like to thank all of our associates who have continued to deliver world class service and really redefined the all-inclusive experience with their unwavering passion and dedication to service from the heart.

Additional Information and Where to Find It

This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Playa or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). Playa intends to file with the SEC a definitive proxy statement in connection with an extraordinary general meeting of shareholders of Playa, at which the Playa shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions with Hyatt referenced in this communication, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the extraordinary general meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PLAYA’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Playa will be available free of charge on Playa’s website, investors.playaresorts.com, or by contacting Playa’s investor relations department at ir@playaresorts.com.

Participants in the Solicitation

Playa, its directors and executive officers and other members of its management and employees, as well as Hyatt and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Playa’s shareholders in connection with the EGM Proposals. Information about Playa’s directors and executive officers and their ownership of Playa’s ordinary shares is set forth in the proxy statement for Playa’s 2024 annual general meeting of shareholders, which was filed with the SEC on April 22, 2024. Information about Hyatt’s directors and executive officers is set forth in the proxy statement for Hyatt’s 2024 annual meeting of shareholders, which was filed with the SEC on April 4, 2024. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Playa’s directors and executive officers in the transaction, which may be different than those of Playa’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

Forward-Looking Statements

The communication contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Forward-looking statements include, without limitation, statements regarding the proposed transaction, including the benefits of the proposed transaction; filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Such forward-looking statements are subject to various risks and uncertainties, including uncertainties as to the timing of the tender offer and other proposed transactions; uncertainties as to how many of Playa’s shareholders will tender their shares in the Offer or approve the resolutions to be solicited at the extraordinary general meeting of Playa’s shareholders; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement with Hyatt; the effects of the proposed transaction (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the proposed transaction will divert management’s attention from Playa’s ongoing business operations; changes in the Playa’s businesses during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents Playa files with the SEC, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 22, 2024, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, as well as the Schedule 14D-9 filed by Playa on February 24, 2025 and the proxy statement and other documents to be filed by Playa. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this communication, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).